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                                                                    EXHIBIT 10.3

According to the laws and rules of China, the Joint Enterprise agreement is signed in September 10, 1994 and the content of this agreement is as follow:

A) Involved parties

1) Dongguan Heng Li Trading Company (hereafter name "Party A")
   Address: Dongguan Heng Li Zhen, Dongguan
   Representative: Luk Yam Fai   Title: Manager   Nationality: China

2) Creative Master Limited (hereafter name "Party B")
   Address: Flat A, 8/F., Casey Ind. Bldg., 18 Bedford Road, Taikoktsui, Kowloon, HK.
   Representative: Kwok Chek Pui   Title: Manager Director   Nationality: China

B) Joint Venture Enterprise

Both parties agree to set up a Joint Enterprise, named "Dongguan Changying Toys Factory Co. Ltd.".

Address: Dongguan Heng Li Zhen, Dongguan

Representative: Mr. Leo Kwok   Title Managing Director

     Both parties agree that this Joint Enterprise business will last for 12 years, which will be effective on license issue day

     The Joint Enterprise act as a corporate of the Peoples Republic of China. It should obey the rules and regulation of China

C) Condition of cooperation and split of profit

   Party A let 4,000m/2/ factory plant and 1,500 m/2/ dormitory.

   Party B invest HK$3.8million, including facility asset HK$3million, floating asset HK$0.8million.

   After the verification by a registered accountant on the investment of Party B, the Joint Enterprise will issue a certificate of investment for Party B. After the termination of the agreement, Party B will restore all the facilities (except depreciation). The rent of the factory plant and dormitory (let by Party
A) is RMB$10m/2//month and RMB$8m/2//month (Starting from the 4/th/ year, the rent will increase 10% in every 3 years). The Joint Enterprise will pay the rent to Party A, in which such expenses should be considered as expenditure, instead of investment.

   The profit of the Joint Enterprise (after deducting the cost and taxes) will be shared between Party A and Party B in the proportion of 10% and 90% respectively. The loss will also be shared in such proportion.

   If Party B want to restore the profit back to HK, it should follow the regulation of China by opening a foreign currency account in Dongguan province bank and send the money to a bank appointed by Party B.
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D) Production and Sales of products

   Joint Enterprise produces 6,000 tons metal plastic toys annually. 80% of the products will be exported (responsible by Party B) and the remaining 20% will be sold in China (responsible by Joint Enterprise). The price of all the products should be the same, which is calculated by summing the cost of the product and some reasonable profit. The profit will be re-considered bi-annually by the Board of Directors.

   If it is possible, the facilities, materials, etc should be purchased in China. If it is allowed to import these items, the Joint Enterprise can appoint another party or ask Party B to purchase these items from other countries. The prices should be accepted by both parties.

   If the facilities are purchased by Party B from other countries, it will be the responsibility of Party B to send some technicians to teach or offer training program for the workers.

E) Management

   The Board of Directors is formed by the members of both parties. It possesses the highest authorities, in which it is formed by 3 persons (1 from Party A and 2 from Party B). The Managing Director (1) and the Vice Managing Director (1) is appointed by Party B and Party A respectively. The remaining one is a Director. The tenure of the Directors will last for 4 years. The directors can hold the posts for another term after being re-elected. Their rights and responsibilities are listed clearly in the Joint Enterprise Agenda

   The Board of Directors appoints 1 manager and 1 assistant manager. They are responsible for executing all the decisions made by the Board of Directors. Their right and tenure are listed clearly in the Joint Enterprise Agenda. If it is found that there is misconduct or serious mistakes made by the either manager, the Board of Directors has the right to terminate their jobs.

F) Wage and Welfare

   The Board of Directors has to decide the wage, subsidies, award, etc of the staff. Such wage/welfare should be determined according to the instruction of the Chinese Government and the real price level of Dongguan province.

   The Joint Enterprise must join a Dongguan insurance company for the Employees' Compensation Scheme.

G) Finance, Account and Foreign Currencies Management

   The accounting system must comply with the system of the Peoples Republic of China and the rules of the Tax Department, and use RMB as the accounting unit.

   The expenses of all the equipment and material will only be effective with an invoice. For those invoices made outside China or in HK/Macau must accompany with China custom declaration and the rate of custom.

   The Joint Enterprise can open a foreign currencies account and RMB account in one of the banks in Dongguan province. This bank has the right to go through all the expenses of and

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supervise the Joint Enterprise. If Party B want to restore the money to other countries, it must be handled by the captioned bank.

H) Registration, Taxation and Insurance

   The Joint Enterprise must apply registration license from the China Industrial Administrative Department. It should also register its taxation in the Tax Department. The payment of tax must comply with the tax system of China.

   The China Insurance Company (Dongguan province branch) is the only authority in offering the insurance for the Joint Enterprise.

I) Import of Material

   The equipment and material, and the products must be imported or exported through customs of Guangdong

J) The Extend of this Agreement

    The investment amount of Party B must be paid fully within 6 months after the agreement is effective. If Party B cannot pay fully and cannot provide sufficient reasons, it will be considered as a breach of contract, meaning that Party B is willing to terminate the agreement. On the other hand, if Party B cannot pay fully but with sufficient reasons, it may ask for extending the payment period for 1 month. If Party B still cannot pay, it will also be considered as a breach of contract and Party B is willing to terminate the agreement. If these occur, the party, which still keep its promise, can ask for the termination of the agreement and ask for remedy/compensation.

    None of the parties can terminate the agreement with the consent of other party. Under special condition, if one of the parties want to terminate the agreement, it must inform the other party 6 months before. If any of the party terminate the agreement without the consent of other parties, this party will be responsible for compensating the damages or loss of the other party.

K) Unpredictable Event

   Since the occurrences of earthquake, typhoon, flood and war are unpredictable, any party (say Party A) faces these events must inform the other party (say Party B) immediately. At the same time, Party A must, within 15 days, inform party B the detail of the unpredictable event (with sufficient evident provided by the local authority) which causes it unable to implement its responsibilities. Both parties has to decide whether the agreement should be terminated or not, or to exempt some of their responsibilities.

L) Trademark of the products

   Both parties have the right to decide the trademark and the usage of the products, but they should follow the registration procedures of the countries in which their products are to be sold.
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M)  Arbitration

    If the argument between the parties cannot be solved by coordination/cooperation, the China Commerce and Trading Arbitration Council will be involved. Both parties must follow the decision made by this Council

N)  Supplementary rules

    This agreement will be effective after being signed by the two parties. If the instruction of this agreement is inadequate, the parties can add some other instructions, which should then be approved by the authorized organization